Exhibit 99.1

Contact:	Patrick Kane
412-553-7833

Equitable Resources Reports Third Quarter Earnings

PITTSBURGH, October 26, 2006/ PRNewswire-FirstCall/ — Equitable Resources, Inc. (NYSE: EQT) today announced third quarter 2006 earnings of $0.26 per diluted share on net income of $31.8 million.  This compares with diluted earnings of $0.38 per share on net income of $46.5 million in the third quarter of 2005.  The third quarter of last year contained several unusual items, the largest of which was a $19.4 million gain from the sale of Kerr McGee shares.  In addition, a one-time pension settlement charge at Equitable Utilities and higher than normal incentive compensation expenses resulted in higher expenses in the third quarter of 2005.  In 2006, there are also several unusual items including a charge related to a royalty dispute in West Virginia and transition expenses as the Company prepares for the acquisition of The Peoples Natural Gas Company and Hope Gas, Inc.

Operationally, Equitable Supply continues to increase sales volumes and is on track to exceed its drilling target of 550 wells for the year. Equitable also made progress on the horizontal and down-spacing pilot programs. However, from an earnings perspective, significantly lower effective well-head natural gas prices and the unusual costs, noted above, more than offset this progress in the current quarter.

Quarterly Results by Business

Equitable Utilities

Equitable Utilities had operating income for the third quarter of $4.0 million compared to a $7.5 million operating loss in the same period last year.  Net operating revenues for the three months ended September 30, 2006, were $39.7 million compared to $36.2 million for the same period last year; the increase was attributable to higher pipeline revenues resulting from Equitrans’ 2006 rate case settlement and increased commercial and other distribution revenues, which were partially offset by lower marketing net revenues.  The decrease in marketing net revenues is a result of lower commodity prices in the current year quarter, leading to fewer opportunities for storage asset optimization and smaller margin spreads on approximately the same volume of sales activity.

Total operating expenses for the quarter were $35.7 million, $7.9 million lower than the $43.6 million reported during the same period last year.  The decrease in expenses primarily resulted from the absence of a $12.7 million charge related to the settlement of pension benefits recognized in the third quarter 2005.  Partially offsetting these savings, Equitable incurred $3.7 million of costs associated with planning for the integration of Peoples Gas and Hope Gas and $1.2 million of increased pipeline expenses primarily related to the new rates and services provided under the March 2006 rate case settlement.

Equitable Supply

Equitable Supply had operating income for the quarter of $63.2 million, 21% lower than the $79.9 million earned in the same period last year.  Production revenues for the three months ended September 30, 2006, were $92.9 million, 10% lower than the third quarter 2005. The weighted average well-head sales price was $4.66 per Mcfe, 14% lower than the third quarter 2005 average of $5.43.  Production sales volumes increased by 0.7 Bcfe to 19.4 Bcfe.

Gathering revenues were $28.0 million, $4.2 million higher than the third quarter 2005 as the average gathering fee increased by 30% to $1.05 per Mcfe.  Gathered volumes declined by 2.5 Bcfe or 9%, primarily due to the transfer of certain regulated gathering facilities to Equitable Utilities, partially offset by increased gathered volumes for Equitable Supply.

Total operating expenses for the 2006 third quarter totaled $57.8 million compared to $47.4 million in the 2005 third quarter.  Selling, general and administrative expenses were $5.1 million higher as the Company recorded reserves for a royalty dispute in West Virginia and increased legal and bad debt costs, all totaling $7.3 million.  In June 2006, the West Virginia Supreme Court of Appeals issued its decision in favor of royalty owners in a case against an unrelated production company.  The court concluded that the producer had underpaid royalties by improperly deducting certain post-production costs.  Since the ruling, suit has been filed against a number of companies, including Equitable, for similar claims.  Gathering and compression expense and depreciation, depletion and amortization expense were higher consistent with higher overall operating activity levels combined with oil field inflation.

The Company drilled 174 developmental wells in the third quarter for a total of 449 wells in the first nine months of 2006, and is on track to exceed the 550 well drilling plan.  The Company is also on track to drill 5 horizontal shale wells and 17 coal bed methane wells on 30-acre spacing this year.

Other Business

Hedging

There was no change to the Company’s hedge position during the quarter.  The approximate volumes and prices of Equitable’s hedges for 2007 through 2009 are:

Swaps	2007	2008	2009
Total Volume (Bcf)	56	54	38
Average Price per Mcf (NYMEX)*	$4.74	$4.64	$5.90

Collars	2007	2008	2009
Total Volume (Bcf)	10	10	10
Average Floor Price per Mcf (NYMEX)*	$7.61	$7.61	$7.61
Average Cap Price per Mcf (NYMEX)*	$11.27	$11.27	$11.27

*                    The above price is based on a conversion rate of 1.05 MMbtu/Mcf

Incentive Compensation

The Company’s executive performance incentive programs are designed to align management’s long-term incentive compensation to the absolute and relative returns earned by the Company’s shareholders.  The Company recognized a $5.5 million expense for these programs, $9.3 million less than the $14.8 million expense recorded last year.

Operating Income

The Company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating income (thousands):
Equitable Utilities	$3,969	$(7,477)	$78,858	$60,582
Equitable Supply	63,230	79,901	200,656	208,424
Unallocated expenses	(6,064)	(17,735)	(16,603)	(33,662)
Operating Income	$61,135	$54,689	$262,911	$235,344

Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

Equitable’s teleconference with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for replay for a seven day period.

Equitable Resources is an integrated energy company with emphasis on Appalachian area natural-gas supply, transmission and distribution.  For information please visit www.eqt.com.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online via Equitable’s website.  The slides may be updated periodically.

Forward-Looking Statements

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s drilling program, production volumes, sales volumes, and capital expenditures and the pending acquisition of Peoples Gas and Hope Gas and the financing of that acquisition.  A variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to those set forth under Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2005.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Operating revenues	$232,801	$229,372	$914,127	$860,842
Cost of sales	72,155	65,956	367,085	330,604
Net operating revenues	160,646	163,416	547,042	530,238

Operating expenses:
Operation and maintenance	25,282	22,891	74,252	71,599
Production	16,176	15,327	47,965	44,523
Selling, general and administrative	32,904	47,245	90,659	101,364
Office consolidation impairment charges	—	—	(2,908)	7,835
Depreciation, depletion and amortization	25,149	23,264	74,163	69,573
Total operating expenses	99,511	108,727	284,131	294,894

Operating income	61,135	54,689	262,911	235,344

Gain on sale and tender of available-for-sale securities, net	—	19,438	—	80,257

Equity in earnings of nonconsolidated investments	70	216	120	413

Other income, net	—	—	—	1,195

Interest expense	12,290	10,932	35,242	33,107
Income from continuing operations before income taxes	48,915	63,411	227,789	284,102
Income taxes	17,120	17,600	79,726	105,547
Income from continuing operations	31,795	45,811	148,063	178,555
Income from discontinued operations, net of tax of $2,971 and $5,456 for the three and nine months ended September 30, 2005, respectively	—	680	—	8,661

Net income	$31,795	$46,491	$148,063	$187,216

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	120,172	121,181	119,929	121,359
Income from continuing operations	$0.26	$0.37	$1.23	$1.47
Income from discontinued operations	—	0.01	—	0.07
Net income	$0.26	$0.38	$1.23	$1.54

Diluted:
Weighted average common shares outstanding	122,103	123,576	121,961	124,016
Income from continuing operations	$0.26	$0.37	$1.21	$1.44
Income from discontinued operations	—	0.01	—	0.07
Net income	$0.26	$0.38	$1.21	$1.51

(A)      Due to the seasonal nature of the Company’s natural gas distribution and energy marketing business, and the volatility of gas and oil commodity prices, the interim statements for the three and nine month periods are not indicative of results for a full year.

EQUITABLE UTILITIES

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

OPERATIONAL DATA
Heating degree days (30-year average: Qtr - 124; YTD - 3,759)	123	34	3,226	3,465

Residential sales and transportation volume (MMcf)	1,307	1,292	14,168	16,838
Commercial and industrial volume (MMcf)	4,109	3,153	17,859	18,258
Total throughput (MMcf) - Distribution	5,416	4,445	32,027	35,096

Net Operating revenues (thousands):
Distribution (regulated)
Residential	$11,887	$11,856	$65,054	$72,771
Commercial & industrial	7,026	4,903	29,694	33,553
Other	2,487	1,519	5,691	6,036
Total distribution operations	21,400	18,278	100,439	112,360
Pipeline (regulated)	15,377	10,311	54,314	37,275
Marketing	2,878	7,575	29,522	27,867
Total	$39,655	$36,164	$184,275	$177,502

Operating expenses as a % of net operating revenues	89.99%	120.68%	57.21%	65.87%

Operating income (thousands):
Distribution (regulated)	$(4,043)	$(16,362)	$25,528	$22,898
Pipeline (regulated)	5,595	1,811	24,943	11,065
Marketing	2,417	7,074	28,387	26,619
Total	$3,969	$(7,477)	$78,858	$60,582

Capital expenditures (thousands)	$16,463	$18,710	$45,543	$40,283

FINANCIAL DATA (Thousands)
Distribution revenues (regulated)	$39,330	$34,642	$322,633	$304,513
Pipeline revenues (regulated)	15,782	10,311	55,418	37,275
Marketing revenues	81,477	78,532	262,714	245,880
Less: intrasegment revenues	(10,986)	(9,773)	(41,437)	(36,984)
Total operating revenues	125,603	113,712	599,328	550,684

Purchased gas costs	85,948	77,548	415,053	373,182
Net operating revenues	39,655	36,164	184,275	177,502

Operating expenses:
Operating and maintenance	14,037	14,465	42,294	42,982
Selling, general and administrative	14,494	22,174	44,039	49,723
Office consolidation impairment charges	—	—	(2,396)	3,841
Depreciation, depletion and amortization	7,155	7,002	21,480	20,374
Total operating expenses	35,686	43,641	105,417	116,920

Operating income	$3,969	$(7,477)	$78,858	$60,582

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

OPERATIONAL DATA
Capital expenditures (thousands)	$82,871	$53,535	$205,398	$201,348

Production:
Total sales volumes (MMcfe)	19,442	18,670	56,886	55,492
Average (well-head) sales price ($/Mcfe)	$4.66	$5.43	$4.82	$4.98

Company usage, line loss (MMcfe)	1,410	1,334	3,929	3,681

Natural gas inventory usage, net (MMcfe)	—	—	—	(51)

Natural gas and oil production (MMcfe)	20,852	20,004	60,815	59,122

Lease operating expense excluding production taxes ($/Mcfe)	$0.32	$0.29	$0.30	$0.31
Production taxes ($/Mcfe)	$0.45	$0.48	$0.48	$0.44
Production depletion ($/Mcfe)	$0.62	$0.58	$0.62	$0.60

Gathering:
Gathered volumes (MMcfe)	26,723	29,227	80,273	91,339
Average gathering fee ($/Mcfe)	$1.05	$0.81	$1.02	$0.77
Gathering and compression expense ($/Mcfe)	$0.42	$0.29	$0.39	$0.31
Gathering and compression depreciation ($/Mcfe)	$0.14	$0.13	$0.14	$0.11

(in thousands)
Production operating income	$53,690	$71,642	$172,357	$187,079
Gathering operating income	9,540	8,259	28,299	21,345
Total	$63,230	$79,901	$200,656	$208,424

Production depletion	$12,888	$11,526	$37,619	$35,425
Gathering and compression depreciation	3,811	3,760	11,399	10,485
Other depreciation, depletion and amortization	1,083	779	3,059	2,731
Total depreciation, depletion and amortization	$17,782	$16,065	$52,077	$48,641

FINANCIAL DATA (Thousands)
Production revenues	$92,949	$103,450	$281,141	$282,266
Gathering revenues	28,042	23,802	81,626	70,470
Total revenues	120,991	127,252	362,767	352,736

Operating expenses:
Lease operating expense excluding production taxes	6,753	5,784	18,543	18,500
Production taxes	9,423	9,543	29,422	26,023
Gathering and compression	11,123	8,425	31,547	28,622
Selling, general and administrative	12,680	7,534	30,522	22,007
Office consolidation impairment charges	—	—	—	519
Depreciation, depletion and amortization	17,782	16,065	52,077	48,641
Total operating expenses	57,761	47,351	162,111	144,312

Operating income	$63,230	$79,901	$200,656	$208,424